Exhibit (d)(vi)
AMENDMENT TO THE UNDERTAKING TO TENDER SHARES TO THE OFFER MADE BY SIERRA WIRELESS FOR WAVECOM
THIS AGREEMENT IS ENTERED INTO BETWEEN:
(1)	Michel Alard (the “Founder”);
(2)	Jean-François Alard;
(3)	Laurène Alard;
(each hereinafter referred to as a “Shareholder” and collectively the “Shareholders”);
and
(4)	Sierra Wireless France S.A.S., a société par actions simplifiée with a share capital of €37,000, organised under the laws of France, whose registered office is at 1 rue Favart, 75002 Paris, registered at the Companies Registry of Paris under number 509 232 146 RCS Paris, represented by Jason Cohenour, duly authorised for the purpose hereof;
(hereinafter referred to as the “Offeror”).
WHEREAS
All the words and expressions beginning with a capital letter that are not defined in this agreement shall be construed in accordance with the agreement entitled ‘Undertaking to tender shares to an offer to be made by Sierra Wireless for Wavecom’ executed on 1 December 2008 between the Shareholders and the Offeror (the “Undertaking to tender”).
IT IS HEREBY AGREED AS FOLLOWS:
1	Article 1.1 (i) of the Undertaking to tender is amended as follows:

“being the holder of the Shares as detailed in Schedule and having all power and authority to, and, until the Shares are transferred to the Offeror, continuing to have all relevant power and authority to, accept the French Offer in respect of the Shares, it shall, at the latest ten (10) trading days before the closing of the French Offer, tender to the French Offer all of the Shares (save 117,648 shares which shall either (i) be tendered to the Offer or (ii) be contributed to 3D WEB and then tendered to the Offer, in each case before the closing of the Offer) by giving irrevocable instructions to the institution holding its share account to tender the Shares to the French Offer immediately, and shall promptly complete, execute and deliver all other documents and take any other action which the Offeror may reasonably require to complete the transfer of the Shares to the Offeror (which tender to the French Offer shall be immediately confirmed in writing to the Offeror)”.

2	This Agreement is entered into intuitu personae.
3	This Agreement shall be governed by and construed in accordance with French law.
4	Any dispute relating to its validity, interpretation or execution shall be submitted to the exclusive jurisdiction of the competent courts in Paris.
On 4 February 2009,
Executed in Paris, in 4 original copies

/s/ Michel Alard
Michel Alard

/s/ Jean-François Alard
Jean-François Alard

/s/ Laurène Alard
Laurène Alard

/s/ Jason Cohenour
Sierra Wireless France S.A.S.
Represented by: Jason Cohenour

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